EXHIBIT 14.1

                       NANO SUPERLATTICE TECHNOLOGY, INC.

                       CODE OF BUSINESS CONDUCT AND ETHICS

                      For Employees, Officers and Directors

INTRODUCTION

     To further Nano Superlattice Technology, Inc.'s fundamental principles of honesty, loyalty, fairness and forthrightness we have established the Nano Superlattice Technology, Inc. Code of Business Conduct and Ethics. Our Code strives to deter wrongdoing and promote the following six objectives:

*    Honest and ethical conduct;

* Avoidance of conflicts of interest between personal and professional relationships;

* Full, fair, accurate, timely and transparent disclosure in periodic reports required to be filed by Nano Superlattice Technology, Inc. with the Securities and Exchange Commission and in other public communications made by Nano Superlattice Technology, Inc.;

*    Compliance with the applicable government regulations;

*    Prompt internal reporting of Code violations; and

*    Accountability for compliance with the Code.

ACCOUNTING CONTROLS, PROCEDURES & RECORDS

     Applicable laws and company policy require Nano Superlattice Technology, Inc. to keep books and records that accurately and fairly reflect its transactions and the dispositions of its assets. In this regard, our financial executives shall:

* Provide information that is accurate, complete, objective, relevant, timely and understandable.

* Comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

* Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing independent judgment to be subordinated.

     All directors, officers, employees and other persons are prohibited from directly or indirectly falsifying or causing to be false or misleading any financial or accounting book, record or account. Furthermore, no director, officer or employee of Nano Superlattice Technology, Inc. may directly or indirectly:
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*    Make or cause to be made a materially false or misleading statement, or

* Omit to state, or cause another person to omit to state, any material fact necessary to make statements made not misleading in connection with the audit of financial statements by independent accountants, the preparation of any required reports whether by independent or internal accountants, or any other work which involves or relates to the filing of a document with the Securities and Exchange Commission.

BRIBERY

     The offering, promising, or giving of money, gifts, loans, rewards, favors or anything of value to any supplier, customer or governmental official is strictly prohibited.

COMMUNICATIONS

     It is very important that the information disseminated about Nano Superlattice Technology, Inc. be both accurate and consistent. For this reason, certain of our executive officers who have been designated as authorized spokespersons per our policy regarding compliance with Regulation FD are responsible for our internal and external communications, including public communications with stockholders, analysts and other interested members of the financial community. Employees should refer all outside requests for information to the authorized spokespersons.

COMPUTER AND INFORMATION SYSTEMS

     For business purposes, officers and employees are provided telephones and computer workstations and software, including network access to computing systems such as the Internet and e-mail, to improve personal productivity and to efficiently manage proprietary information in a secure and reliable manner. You must obtain the permission from our Information Technology Services department to install any software on any company computer or connect any personal laptop to the Nano Superlattice Technology, Inc. network. As with other equipment and assets of Nano Superlattice Technology, Inc., we are each responsible for the appropriate use of these assets. Except for limited personal use of Nano Superlattice Technology, Inc.'s telephones and computer/e-mail, such equipment may be used only for business purposes. Officers and employees should not expect a right to privacy of their e-mail. All e-mails on company equipment are subject to monitoring by Nano Superlattice Technology, Inc.

CONFIDENTIAL OR PROPRIETARY INFORMATION

     Company policy prohibits employees from disclosing confidential or proprietary information outside Nano Superlattice Technology, Inc., either during or after employment, without company authorization to do so. Unless otherwise agreed to in writing, confidential and proprietary information includes any and all methods, inventions, improvements or discoveries, whether or not patentable or copyrightable, and any other information of a similar nature disclosed to the directors, officers or employees of Nano Superlattice Technology, Inc. or otherwise made known to us as a consequence of or through employment or association with Nano Superlattice Technology, Inc. (including information originated by the director, officer or employee). This can include, but is not limited to, information regarding our business, research,

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development,  inventions,  trade secrets,  intellectual  property of any type or
description,   data,   business   plans,   marketing   strategies  and  contract
negotiations.

CONFLICTS OF INTEREST

     Company policy prohibits conflicts between the interests of its employees, officers, directors and Nano Superlattice Technology, Inc. A conflict of interest exists when an employee, officer, or director's personal interest interferes or may interfere with the interests of the company. Conflicts of interest may not always be clear, so if an employee has a concern that a conflict of interest may exist, they should consult with higher levels of management, and in the case of officers and directors, they should consult with a member of the Audit Committee. When it is deemed to be in the best interests of Nano Superlattice Technology, Inc. and its shareholders, the Audit Committee may grant waivers to employees, officers and directors who have disclosed an actual or potential conflict of interest. Such waivers are subject to approval by the Board of Directors.

FRAUD

     Company policy prohibits fraud of any type or description.

INSIDE INFORMATION

     Company policy and applicable laws prohibit disclosure of material inside information to anyone outside Nano Superlattice Technology, Inc. without a specific business reason for them to know. It is unlawful and against company policy for anyone possessing inside information to use such information for personal gain. Nano Superlattice Technology, Inc.'s policies with respect to the use and disclosure of material non-public information are more particularly set forth in Nano Superlattice Technology, Inc.'s Insider Trading Policy.

POLITICAL CONTRIBUTIONS

     Company policy prohibits the use of company, personal or other funds or resources on behalf of Nano Superlattice Technology, Inc. for political or other purposes which are improper or prohibited by the applicable federal, state, local or foreign laws, rules or regulations. Company contributions or expenditures in connection with election campaigns will be permitted where allowed by federal, state, local or foreign election laws, rules and regulations.

REPORTING AND NON-RETALIATION

     Employees who have evidence of any violations of this code are encouraged and expected to report them to their supervisor, and in the case of officers and directors, they should report evidence of any such violations to a member of the Audit Committee. Such reports will be investigated in reference to applicable laws and company policy. Violations of this Code or any other unlawful acts by our officers, directors or employees may subject the individual to dismissal from employment and/or fines, imprisonment and civil litigation according to applicable laws.

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     We will not allow retaliation  against an employee for reporting a possible violation of this Code in good faith. Retaliation for reporting a federal offense is illegal under federal law and prohibited under this Code. Retaliation for reporting any violation of a law, rule or regulation or a provision of this Code is prohibited. Retaliation will result in discipline up to and including termination of employment and may also result in criminal prosecution.

WAIVERS

     There shall be no waiver of any part of this Code for any director or officer except by a vote of the Board of Directors or a designated board committee that will ascertain whether a waiver is appropriate under all the circumstances. In case a waiver of this Code is granted to a director or officer, the notice of such waiver shall be posted on our website within five days of the Board of Director's vote or shall be otherwise disclosed as required by applicable law or the American Stock Exchange Rules. Notices posted on our website shall remain there for a period of 12 months and shall be retained in our files as required by law.


                                              Approved By The Board of Directors
                                              October 12, 2004

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